EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                                            February 16, 2012

TANDY LEATHER FACTORY ANNOUNCES A SPECIAL ONE-TIME CASH DIVIDEND OF $0.25 PER SHARE

FORT WORTH, TEXAS – Tandy Leather Factory, Inc. (NASDAQ: TLF) announced today that on February 14, 2012, its Board of Directors authorized a $0.25 per share special one-time dividend to be paid to stockholders of record at the close of business on March 1, 2012.  The dividend is payable on April 2, 2012.

Jon Thompson, Chief Executive Officer and President, commented, “Our recent financial performance and strength of our balance sheet has allowed us the opportunity to offer this dividend to our stockholders.  The Board of Directors appreciates the commitment demonstrated by our stockholders and believes returning capital to them is the best use of our excess cash at this time.”

Tandy Leather Factory, Inc., (http://www.tandyleatherfactory.com), headquartered in Fort Worth, Texas, is a specialty retailer and wholesale distributor of a broad product line including leather, leatherworking tools, buckles and adornments for belts, leather dyes and finishes, saddle and tack hardware, and do-it-yourself kits. The Company distributes its products through its 29 Leather Factory stores, located in 19 states and 3 Canadian provinces, 77 Tandy Leather retail stores, located in 36 states and 6 Canadian provinces, and four combination wholesale/retail stores located in the United Kingdom, Spain and Australia.  Its common stock trades on the Nasdaq with the symbol "TLF".  To be included on Tandy Leather Factory’s email distribution list, go to http://www.b2i.us/irpass.asp?BzID=1625&to=ea&s=0.

Contact:	Shannon L. Greene, Tandy Leather Factory, Inc.	(817) 872-3200 or sgreene@tandyleather.com
	Mark Gilbert, Magellan Fin, LLC	(317) 867-2839 or MGilbert@magellanFin.com

This news release may contain statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: changes in general economic conditions, negative trends in general consumer-spending levels, failure to realize the anticipated benefits of opening retail stores; availability of hides and leathers and resultant price fluctuations; change in customer preferences for our product, and other factors disclosed in our filings with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date hereof, and except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.